Exhibit 99.2

Page
Part I — Financial Information

Item 1. Financial Statements
Consolidated Balance Sheets	1
Consolidated Statements of Income	2
Consolidated Statements of Cash Flows	3
Notes to Consolidated Financial Statements	4

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations	11

Item 3. Quantitative and Qualitative Disclosures about Market Risk	19

Item 4. Controls and Procedures	19

Part II — Other Information

Item 1. Legal Proceedings	20

THESE FINANCIAL STATEMENTS HAVE NOT BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

Part I. FINANCIAL INFORMATION
Healthcare Realty Trust Incorporated
Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

		December 31,
	March 31, 2005	2004
ASSETS

Real estate properties:
Land	$133,694	$137,470
Buildings, improvements and lease intangibles	1,612,630	1,661,144
Personal property	18,790	17,441
Construction in progress	22,705	18,826

	1,787,819	1,834,881
Less accumulated depreciation	(276,206)	(270,722)

Total real estate properties, net	1,511,613	1,564,159

Cash and cash equivalents	8,110	3,789

Mortgage notes receivable	90,305	40,321

Assets held for sale	52,397	61,246

Other assets, net	84,526	84,279

Total assets	$1,746,951	$1,753,794

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes and bonds payable	$711,579	$719,264

Accounts payable and accrued liabilities	39,737	31,903

Other liabilities	24,376	22,144

Total liabilities	775,692	773,311

Commitments	—	—

Stockholders’ equity:

Preferred stock, $.01 par value; 50,000,000 shares authorized; none issued and outstanding	0	0

Common stock, $.01 par value; 150,000,000 shares authorized; outstanding 47,749,464 – 2005 and 47,701,108,– 2004	477	477

Additional paid-in capital	1,219,980	1,218,137

Deferred compensation	(15,498)	(15,153)

Cumulative net income	562,902	542,600

Cumulative dividends	(796,602)	(765,578)

Total stockholders’ equity	971,259	980,483

Total liabilities and stockholders’ equity	$1,746,951	$1,753,794

THESE FINANCIAL STATEMENTS HAVE NOT BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

  Healthcare Realty Trust Incorporated
Consolidated Statements of Income
For The Three Months Ended March 31, 2005 and 2004
(Dollars in thousands, except per share data)
(Unaudited)

	2005	2004
REVENUES:
Master lease rental income	$17,458	$18,579
Property operating income	47,895	31,040
Straight-line rent	242	151
Mortgage interest income	1,337	2,814
Other operating income	4,148	3,889

	71,080	56,473

EXPENSES:
General and administrative	3,260	3,455
Property operating expenses	30,389	21,256
Interest	11,917	8,950
Depreciation	11,897	10,468
Amortization	3,072	661

	60,535	44,790

INCOME FROM CONTINUING OPERATIONS	10,545	11,683

DISCONTINUED OPERATIONS:
Operating income from discontinued operations	3,621	1,977
Gain on sales of real estate properties	6,136	0

	9,757	1,977

NET INCOME	$20,302	$13,660

BASIC EARNINGS PER COMMON SHARE:
Income from continuing operations per common share	$0.23	$0.28

Discontinued operations per common share	$0.21	$0.05

Net income per common share	$0.44	$0.33

DILUTED EARNINGS PER COMMON SHARE:
Income from continuing operations per common share	$0.22	$0.27

Discontinued operations per common share	$0.21	$0.05

Net income per common share	$0.43	$0.32

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – BASIC	46,410,524	41,706,133

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING – DILUTED	47,347,587	42,633,861

DIVIDENDS DECLARED, PER COMMON SHARE, DURING THE PERIOD	$0.650	$0.630

THESE FINANCIAL STATEMENTS HAVE NOT BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

  Healthcare Realty Trust Incorporated
Consolidated Statements of Cash Flows
For The Three Months Ended March 31, 2005 and 2004
(Dollars in thousands)
(Unaudited)

	2005	2004
Cash flows from operating activities:
Net income	$20,302	$13,660
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	15,368	11,781
Deferred compensation amortization	901	887
Increase (decrease) in other liabilities	(656)	2,536
Increase in other assets	(1,275)	(15,366)
Increase in accounts payable and accrued liabilities	6,033	5,050
Increase in straight line rent	(239)	(182)
Gain on sales of real estate	(6,136)	0

Net cash provided by operating activities	34,298	18,366

Cash flows from investing activities:
Acquisition and development of real estate properties	(7,357)	(58,531)
Funding of mortgages and notes receivable	(50,445)	(379)
Proceeds from sales of real estate	62,233	479
Proceeds from mortgage and notes repayments	498	290

Net cash provided by (used in) investing activities	4,929	(58,141)

Cash flows from financing activities:
Borrowings on notes and bonds payable	18,000	378,494
Repayments on notes and bonds payable	(22,479)	(255,731)
Dividends paid	(31,024)	(27,096)
Debt issuance costs	0	(1,951)
Proceeds from issuance of common stock	597	972

Net cash provided by (used in) financing activities	(34,906)	94,688

Increase in cash and cash equivalents	4,321	54,913
Cash and cash equivalents, beginning of period	3,789	5,568

Cash and cash equivalents, end of period	$8,110	$60,481

THESE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES HAVE NOT BEEN AUDITED OR REVIEWED BY AN INDEPENDENT ACCOUNTANT.

Healthcare Realty Trust
Incorporated

Notes to Consolidated Financial Statements
March 31, 2005
(Unaudited)

Note 1. Significant Accounting Policies

     The accompanying unaudited Consolidated Financial Statements and Notes of Healthcare Realty Trust Incorporated (the “Company”) do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Management believes, however, that all adjustments of a normal recurring nature considered necessary for a fair presentation have been included. This interim financial information does not necessarily represent or indicate what the operating results will be for the year ending December 31, 2005 due to many reasons including, but not limited to, acquisitions, dispositions, capital financing transactions, changes in interest rates and the effect of trends as discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”).

     This interim financial information should be read in conjunction with the financial statements and MD&A included in Exhibit 99.1 in this Form 8-K.

Stock Issued to Employees

     The Company has elected to follow Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its equity-based awards to employees.

     The following table represents the effect on net income and earnings per share for the three months ended March 31, 2005 and 2004, as if the Company had applied the fair value-based method and recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.”

	Three Months Ended
	March 31,
(in thousands, except per share data)	2005	2004
Net income, as reported	$20,302	$13,660
Compensation expense for equity-based awards to employees under the fair value method	(251)	(112)

Pro-forma net income	$20,051	$13,548
Earnings per share, as reported
Basic	$0.44	$0.33
Assuming dilution	$0.43	$0.32
Pro-forma earnings per share
Basic	$0.43	$0.32
Assuming dilution	$0.42	$0.32

     During the three months ended March 31, 2005, the Company granted 30,529 shares of restricted stock to employees under its various benefit plans having a value at the date of grant of approximately $1.2 million. The shares have vesting periods ranging from three to 10 years, though the amortization period may be shorter for awards to certain officers having employment agreements which allow for accelerated vesting of shares upon retirement.

Retirement Plans

     The Company has retirement plans under which certain employees, as designated by the Compensation Committee of the Board of Directors, and the Company’s outside directors may receive retirement benefits. These benefits are described in more detail in Item 8. Financial Statements and Supplementary Data included in Exhibit 99.1 of this Form 8-K. The plans are unfunded and benefits will be paid from earnings of the Company. The following table sets forth the benefit obligation for the three months ended March 31, 2005 and 2004.

	Three Months Ended
	March 31,
(in thousands)	2005	2004

Benefit obligation, beginning of period	$6,615	$5,682
Service costs	150	122
Interest costs	102	89
Other	8	(283)
Actuarial gain (loss)	2	(28)

Benefit obligation, end of period	6,877	5,582
Unrecognized net actuarial gain	(1,024)	(648)

Net pension liability in accrued liabilities	$5,853	$4,934

Recent Accounting Pronouncements

     In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123R “Share Based Payment,” which revises FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” This statement focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions, including employee stock purchase plans under certain conditions, but does not change the accounting guidance for share-based payment transactions with parties other than employees. This statement will require the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This statement is effective for the first interim or annual period of the first fiscal year beginning on or after June 15, 2005. The Company believes that this new pronouncement will only result in a change in the Company’s accounting for its employee stock purchase plan and does not believe the impact will be material to its results of operations.

Variable interest entities

     Included in the Company’s Consolidated Financial Statements are the assets, liabilities and results of operations of variable interest entities (“VIEs”) related to 15 senior living properties owned by the Company. Due to prior operator defaults, the Company placed new operators in these facilities during 2003 and 2004 and signed lease and note agreements with the new operators. Cash flow deficits were expected in most of these properties until operations were stabilized. As such, the Company agreed to finance the estimated cash flow deficits while receiving some or all of the economic benefits of the entities once the property was stabilized and had positive cash flows. The VIE financial statements generally include only the assets and liabilities (mainly cash, receivables and accounts payable) and results of operations related to the operation of each senior living facility, as the real estate property investment is included on the Company’s financial statements totaling $75.8 million ($62.9 million, net) as of March 31, 2005. For the three months ended March 31, 2005 and 2004, as a result of consolidating these VIEs, the Company included in its Consolidated Financial Statements approximately $8.8 million and $7.5 million, respectively, in total assets and total liabilities and retained earnings, approximately $14.5 million and $9.3 million, respectively, in total revenues, approximately $13.4 million and $10.2 million, respectively, in total expenses, and approximately $1.1 million and ($0.9) million in net income (loss), respectively, exclusive of rent and interest expense eliminated in consolidation.

Note 2. Properties

     The Company invests in healthcare-related properties and mortgages located throughout the United States. The Company provides management, leasing and build-to-suit development services, and capital for the construction of new facilities as well as for the acquisition of existing properties. These activities constitute a single business segment as defined by the Financial Accounting Standards Board Statement No. 131, “Disclosures about Segments of an Enterprise and Related Information.” As of March 31, 2005, the Company had investments in 246 properties and mortgages located in 32 states as follows:

	Number of	Investments
	Properties	(in thousands)	Percent
Medical office/Outpatient facilities	164	$1,306,200	67.3%
Assisted living facilities	37	222,018	11.4%
Skilled nursing facilities	29	168,355	8.7%
Inpatient rehabilitation facilities	9	156,495	8.1%
Independent living facilities	4	43,680	2.2%
Other inpatient facilities	3	32,569	1.7%
Corporate property	—	11,509	0.6%

	246	$1,940,826	100.0%

Asset Acquisitions and Dispositions

     During the first quarter of 2005, the Company invested in three mortgages totaling $50.4 million. The mortgages are secured by two groups of skilled nursing facilities and a group of assisted living facilities. Also during the first quarter of 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net proceeds to the Company totaling $58.9 million. These nine properties covered by the purchase options exercised by this operator comprised approximately $62.5 million ($59.2 million, net) of the Company’s real estate properties. The Company recognized a gain of approximately $6.1 million from the sale of these nine properties. Finally, the Company sold a comprehensive ambulatory care center in Florida for net proceeds totaling $4.8 million. The Company recognized an impairment charge due to the sale of approximately $25,000. The proceeds received by the Company from the property dispositions were used to fund the three mortgages acquired during the quarter.

Repurchase Options

     On January 18, 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net sales proceeds to the Company totaling $58.9 million and repurchased the tenth property in May 2005 producing net sales proceeds to the Company totaling $12.1 million. The ten properties covered by the purchase options exercised by this operator comprise approximately $74.9 million ($61.2 million, net) of the Company’s real estate properties and accounted for approximately 3.6% of the Company’s revenues for the year ended December 31, 2004. The Company recognized a gain of $6.1 million from the sale of the nine properties in January 2005 and expects to recognize a gain of approximately $1.2 million from the sale of the tenth property in the second quarter of 2005.

     On April 20, 2005, a second senior living operator repurchased five properties it leased from the Company producing net sales proceeds to the Company totaling $53.2 million. The five properties covered by the purchase options exercised by this operator comprise approximately $50.3 million ($42.1 million, net) of the Company’s real estate assets and accounted for approximately 2.5% of the Company’s revenues for the year ended December 31, 2004. The Company does not expect to recognize a significant gain from the sale of these properties.

     As of June 21, 2005, the Company had reinvested approximately $101.3 million of the proceeds from these repurchases, has agreements in place to invest an additional $11.1 million (subject to due diligence and satisfaction of customary conditions), and is continuing to pursue investment opportunities to deploy the remaining proceeds from these repurchases. The Company’s inability to immediately reinvest all of the sales proceeds will have the effect of reducing net income and funds from operations for 2005.

     The Company has real estate investments in properties totaling approximately $199.0 million, which contain options with various conditions, terms, timing, and duration to purchase that are currently exercisable by the respective operators or lessees. The Company has not received notice of exercise of any other significant repurchase options.

Note 3. Notes and Bonds Payable

     Notes and bonds payable at March 31, 2005 consisted of the following (in thousands):

Unsecured Credit Facility due 2006	$6,000
Senior Notes due 2006	49,700
Senior Notes due 2011, net	307,387
Senior Notes due 2014, net	298,614
Mortgage notes payable	49,295
Other note payable	583

$711,579

     With the qualification that the financial statements are not audited, we believe we are in compliance with all debt covenants except for the requirement to deliver audited financial information. The Company is seeking a waiver from its lenders under its Unsecured Credit Facility due 2006 to waive the financial reporting requirements to November 30, 2005, which we expect to be approved by July 1, 2005.

Unsecured Credit Facility due 2006

     In October 2003, the Company replaced its existing $150.0 million credit facility with a new credit facility. The $300.0 million credit facility (the “Unsecured Credit Facility due 2006”) was entered into with a syndicate of 12 banks and may be increased to $350.0 million during the first two years at the Company’s option subject to it obtaining additional capital commitments from the banks; and the term may be extended one additional year. Rates for borrowings under the Unsecured Credit Facility due 2006 are, at the Company’s option, LIBOR based or based on the higher of the Federal Funds Rate plus 1/2 of 1% or the agent bank’s prime rate and can vary based on the Company’s debt rating. At March 31, 2005, the weighted average rate was 3.86%. In addition, the Company pays a facility fee of 0.35% on the commitment that may also fluctuate based on the Company’s debt rating. The Unsecured Credit Facility due 2006 contains certain representations, warranties, and financial and other covenants customary in such loan agreements. The Company had borrowing capacity remaining, under the financial covenants, of $248.0 million under the facility at March 31, 2005.

Senior Notes due 2006

     In 2000, the Company privately placed $70.0 million of unsecured senior notes (the “Senior Notes due 2006”) with multiple purchasers affiliated with two institutions. The Senior Notes due 2006 bear interest at 9.49%, payable semi-annually, and mature on April 1, 2006. On March 31, 2004 and on April 1, 2005, the Company repaid $20.3 million of maturing principal in each year with the remaining principal balance of $29.4 million payable upon maturity. The note agreements pertaining to the Senior Notes due 2006 contain certain representations, warranties and financial and other covenants customary in such loan agreements.

Senior Notes due 2011

     In 2001, the Company publicly issued $300.0 million of unsecured senior notes due 2011 (the “Senior Notes due 2011”). The Senior Notes due 2011 bear interest at 8.125%, payable semi-annually on May 1 and November 1, and are due on May 1, 2011, unless redeemed earlier by the Company. The notes were originally issued at a discount of approximately $1.5 million, which yielded an 8.202% interest rate per annum upon issuance. In 2001, the Company entered into interest rate swap agreements for notional amounts totaling $125.0 million to offset changes in the fair value of $125.0 million of the notes. The Company paid interest at the equivalent rate of 1.99% over six-month LIBOR. In March 2003, the Company terminated these interest rate swap agreements and entered into new swaps under terms identical to those of the 2001 swap agreements except that the equivalent rate was adjusted to 4.12% over six month LIBOR. The Company received cash equal to the fair value of the terminated swaps of $18.4 million. The fair value of the terminated swaps is combined with the principal balance of the Senior

Notes due 2011 on the Company’s Consolidated Balance Sheet. The fair value gain of $18.4 million is being amortized against interest expense over the remaining term of the notes, offsetting the increase in the spread over LIBOR. At March 31, 2005, the aggregate fair value of the current hedge, $6.2 million, is combined with the principal balance of the Senior Notes due 2011 with an offsetting increase to other liabilities on the Company’s Consolidated Balance Sheet. The derivative instruments meet all requirements of a fair value hedge and have been accounted for using the “shortcut method” as set forth in Financial Accounting Standards Board Statement No. 133. As such, changes in fair value have had no impact on the Company’s Consolidated Income Statement.

Senior Notes due 2014

     On March 30, 2004, the Company publicly issued $300.0 million of unsecured senior notes due 2014 (the “Senior Notes due 2014”). The Senior Notes due 2014 bear interest at 5.125%, payable semi-annually on April 1 and October 1, and are due on April 1, 2014, unless redeemed earlier by the Company. The notes were issued at a discount of approximately $1.5 million, yielding a 5.19% interest rate per annum.

Mortgage Notes Payable

     At March 31, 2005, the Company had outstanding ten non-recourse mortgage notes payable, with the related collateral, as follows (dollars in millions):

						Investment in	Contractual
		Effective		Number		Collateral at	Balance at
	Original	Interest	Maturity	of Notes		March 31,	March 31,
	Balance	Rate	Date	Payable	Collateral	2005	2005
Life Insurance Co.	$23.3	7.765%	7/26	1	Medical office building	$45.8	$21.1
Life Insurance Co.	4.7	7.765%	1/17	1	Medical office building	11.0	3.6
Commercial Bank	35.0	7.220%	5/11	8	Ten medical office buildings	79.7	24.6

				10		$136.5	$49.3

     The $23.3 million note is payable in monthly installments of principal and interest based on a 30-year amortization with the final payment due in July 2026. The $4.7 million note is payable in monthly installments of principal and interest based on a 20-year amortization with the final payment due in January 2017. The eight notes totaling $35.0 million and the related collateral are held by special purpose entities whose sole members are wholly owned subsidiaries of the Company. These eight fully amortizing notes are payable in monthly installments of principal and interest and mature in May 2011. The contractual interest rates for the ten outstanding mortgage notes range from 7.22% to 8.50%.

Other Note Payable

     In 1999, the Company entered into a $7.0 million note with a commercial bank. This note bears interest at 7.53%, is payable in equal semi-annual installments of principal and interest, and fully amortizes in July 2005.

Interest Paid and Interest Capitalized

     The Company paid interest of $1.3 million and $5.4 million, respectively, for the three months ended March 31, 2005 and 2004. The Company capitalized interest of approximately $438,000 and $275,000, respectively, for the three months ended March 31, 2005 and 2004.

Note 4. Commitments and Contingencies

Construction in Progress

     As of March 31, 2005, the Company had a net investment of approximately $16.3 million in one build-to-suit development in progress, which has a total remaining funding commitment of approximately $5.5 million. The Company also has an investment of $6.4 million in a land parcel in Hawaii. The Company anticipates it will begin construction during 2005 on a medical office building on the land for an aggregate investment of approximately $47.0 million.

New Investments

     As of June 21, 2005, the Company has entered into agreements to invest in approximately $11.1 million in new senior living assets during the second quarter of 2005. Closing of these transactions is subject to satisfaction of due diligence and other customary closing conditions.

Legal Proceedings

     On October 9, 2003, HR Acquisition I Corporation (f/k/a Capstone Capital Corporation, “Capstone”), a wholly-owned affiliate of the Company, was served with the Third Amended Verified Complaint in a shareholder derivative suit which was originally filed on August 28, 2002 in the Jefferson County, Alabama Circuit Court by a shareholder of HealthSouth Corporation. The suit alleges that certain officers and directors of HealthSouth, who were also officers and directors of Capstone, sold real estate properties from HealthSouth to Capstone and then leased the properties back to HealthSouth at artificially high values, in violation of their fiduciary obligations to HealthSouth. The Company acquired Capstone in a merger transaction in October, 1998. None of the Capstone officers and directors remained in their positions following the Company’s acquisition of Capstone. The complaint seeks an accounting and disgorgement of monies obtained by the allegedly wrongful conduct and other unspecified damages. There is currently a stay on discovery in the case that is expected to be in effect through the resolution of the pending criminal proceedings against the former CEO of HealthSouth. The Company will defend itself vigorously and believes that the claims brought by the plaintiff are not meritorious.

     The Company is not aware of any other pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on the Company’s financial condition or results of operations.

Note 5. Net Income Per Share

     The table below sets forth the computation of basic and diluted earnings per share as required by FASB Statement No. 128 “Earnings Per Share” for the three months ended March 31, 2005 and 2004 (dollars in thousands, except per share data).

	Three Months Ended
	March 31,
	2005	2004
Weighted Average Shares
Weighted Average Shares Outstanding	47,716,936	43,012,370
Actual restricted stock shares	(1,306,412)	(1,306,237)

Weighted Average Shares – Basic	46,410,524	41,706,133

Weighted Average Shares – Basic	46,410,524	41,706,133
Dilutive effect of restricted stock shares	886,564	846,198
Dilutive effect of employee stock purchase plan	50,499	81,530

Weighted Average Shares – Diluted	47,347,587	42,633,861

Net Income Available to Common Stockholders
Income from Continuing Operations	$10,545	$11,683
Discontinued operations	9,757	1,977

Net income	$20,302	$13,660

Basic Earnings per Common Share
Income from Continuing Operations per common share	$0.23	$0.28

Discontinued Operations per common share	$0.21	$0.05

Net income per common share	$0.44	$0.33

Diluted Earnings per Common Share
Income from Continuing Operations per common share	$0.22	$0.27

Discontinued Operations per common share	$0.21	$0.05

Net income per common share	$0.43	$0.32

Note 7. Subsequent Events

Common Stock Dividend

     On April 26, 2005, the Company’s Board of Directors declared an increase in its quarterly common stock dividend from $0.650 per share ($2.60 annualized) to $0.655 per share ($2.62 annualized) payable to shareholders of record on May 16, 2005. This dividend was paid on June 2, 2005.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

     Healthcare Realty Trust Incorporated (the “Company”) operates under the Internal Revenue Code of 1986, as amended (the “Code”), as an indefinite life real estate investment trust (“REIT”). The Company, a self-managed and self-administered REIT, follows a general growth strategy that integrates owning, managing, and developing income-producing real estate properties and mortgages associated with the delivery of healthcare services throughout the United States. Management of Healthcare Realty Trust believes that by providing related real estate services, the Company can differentiate its competitive market position, expand its asset base and increase revenues.

     Substantially all of the Company’s revenues are derived from rentals on its healthcare real estate properties, from interest earned on mortgage loans, as well as from revenues resulting from the consolidation of VIES related to 15 senior living facilities owned by the Company. See Note 1 to the Consolidated Financial Statements for further discussion of the VIES. Approximately 58% of the Company’s real estate investments consist of properties leased to unaffiliated lessees pursuant to long-term net lease agreements or subject to financial support agreements with the healthcare sponsors that provide guarantees on the return on the Company’s investment in the properties. Approximately 42% are multi-tenanted properties with occupancy leases, but without other financial support agreements. The Company’s medical office real estate acquisitions in the past 12 months generally have not included net lease or financial support arrangements with the health systems on whose campuses the acquired properties are located. The income from these investments is derived solely from rents paid by the occupying tenants, which include physician practices and hospital operations. The Company expects future medical office investments to follow this trend, which the Company believes gives it greater opportunity to manage revenue growth over the long term.

     Since the Company’s inception, it has been selective about its acquisitions of properties. Though the Company’s financial capacity typically allows it to take advantage of worthy investment opportunities as they arise, management believes that selecting long-term investments with leading healthcare providers will enhance the prospects for long-term stability and maintenance of the dividend. The Company's portfolio, diversified by facility type, geography, and tenant concentration, helps mitigate its exposure to ever-changing economic conditions and tenant and sponsor credit risks.

Trends and Matters Impacting Operating Results

     Management monitors factors and trends important to the Company and REIT industry in order to gauge the potential impact on the operations of the Company. Discussed below and in Risk Factors in Exhibit 99.1 included in this report on Form 8-K are some of the factors and trends that management believes may impact future operations of the Company.

Repurchase Options

     On January 18, 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net sales proceeds to the Company totaling $58.9 million and repurchased the tenth property in May 2005 producing net sales proceeds to the Company totaling $12.1 million. The ten properties covered by the purchase options exercised by this operator comprise approximately $74.9 million ($61.2 million, net) of the Company’s real estate properties and accounted for approximately 3.6% of the Company’s revenues for the year ended December 31, 2004. The Company recognized a gain of $6.1 million from the sale of the nine properties in January 2005 and expects to recognize a gain of approximately $1.2 million from the sale of the tenth property in the second quarter of 2005.

     On April 20, 2005, a second senior living operator repurchased five properties it leased from the Company producing net sales proceeds to the Company totaling $53.2 million. The five properties covered by the purchase options exercised by this operator comprise approximately $50.3 million ($42.1 million, net) of the Company’s real estate assets and accounted for approximately 2.5% of the Company’s revenues for the year ended December 31, 2004. The Company does not expect to recognize a significant gain from the sale of these properties.

     As of June 21, 2005, the Company had reinvested approximately $101.3 million of the proceeds from these repurchases, has agreements in place to invest an additional $11.1 million (subject to due diligence and satisfaction of customary conditions), and is continuing to pursue investment opportunities to deploy the remaining proceeds from these repurchases. The Company’s inability to immediately reinvest all of the sales proceeds will have the effect of reducing net income and funds from operations for 2005.

     The Company has real estate investments in properties totaling approximately $199.0 million, which contain options with various conditions, terms, timing, and duration to purchase that are currently exercisable by the respective operators or lessees. The Company has not received notice of exercise of any other significant repurchase options.

Investment Trends

     Approximately 58% of the Company’s real estate investments consist of properties currently leased to unaffiliated lessees pursuant to long-term net lease agreements or subject to financial support agreements with the healthcare sponsors that provide guarantees of the return on the Company’s investment in the properties. Approximately 42% are multi-tenanted properties with occupancy leases, but without other financial support agreements. The Company’s recent medical office real estate acquisitions have not included master lease or financial support arrangements with the health systems on whose campuses the acquired properties are located. The income from these recent investments is derived solely from rents paid by the occupying tenants, which include physician practices and hospital operations. The Company expects future medical office investments to follow this trend, which the Company believes gives it greater opportunity to manage revenue growth over the long term.

FAS 144, “Discontinued Operations”

     Financial Accounting Standards Board Statement No. 144 (“FAS 144”), which has significantly impacted REITs, requires that the Company present all significant real estate disposals since December 31, 2001 as discontinued operations. As a result, each time the Company disposes of a significant asset, the results of operations from that asset will be classified as discontinued operations for the current period, and all prior periods presented will be restated to conform to the current period presentation. As a result, readers of the Company’s financial statements should be aware that each future disposal may result in a change to the presentation of the Company’s operations in the historical statements of income as previously filed. Such income statement reclassifications would have no impact on previously reported net income.

FAS 141,“Business Combinations”

     When a building is acquired with in-place leases, Financial Accounting Standards Board Statement No. 141 (“FAS 141”) requires that the cost of the acquisition be allocated between the tangible real estate and the intangible assets related to in-place leases based on their fair values. Where appropriate, the intangible assets recorded could include goodwill or customer relationship assets. The value of above- or below-market in-place leases is amortized against rental income or property operating expense over the average remaining term of the in-place leases upon acquisition, which is typically a shorter period than the ordinary depreciation period for the building. The value of at-market in-place leases is also amortized over the average remaining term of the in-place leases upon acquisition, which is typically a shorter period than the ordinary depreciation period for the building, and is reflected in amortization expense. This accelerated amortization will, for a period of time, result in lower rental income and net income and, depending on the circumstances, could substantially offset the increase to net income from the actual operating results of the acquired building.

Variable interest entities

     As discussed in Note 1 to the Consolidated Financial Statements, the Company is consolidating variable interest entities related to 15 senior living facilities owned by the Company resulting from the application of FIN 46R. In many of these cases, upon entering into the new leases or agreements with the new operators, the properties will have negative cash flows and net losses. As a result, the Company expects that in the initial periods of consolidation of a VIE, the Company’s FFO and results of operations will be negatively impacted but may improve and may be positively impacted as the properties reach stabilization. If circumstances dictate, the Company may structure transactions with operators creating VIE’s resulting in consolidation of the property’s results of operations.

Impairment Charges

      The Company has taken the position that a loss can no longer be recorded when a real estate property is sold at a price below its net book value. Rather, an impairment charge should be recorded prior to the sale resulting in no loss on sale. In 2003, the SEC issued a statement that impairment charges could not be added back to net income in calculating funds from operations (“FFO”). As a result, any loss realized on the sale of a property will be reflected as an impairment charge, which will negatively impact FFO. Though losses on sale may no longer be recognized, properties sold at a price higher than net book value still result in the recognition of a gain, which will continue to be excluded from FFO.

Funds From Operations

     FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.”

     Management believes FFO and FFO per share to be important supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of the Company’s properties without giving effect to significant non-cash items, primarily depreciation of real estate. Management uses FFO and FFO per share to compare and evaluate its own operating results from period to period, and to monitor the operating results of the Company’s peers in the REIT industry. The Company reports FFO and FFO per share because these measures are observed by management to also be the predominant measures used by the REIT industry and by industry analysts to evaluate REITs; because FFO per share is consistently and regularly reported, discussed, and compared by research analysts in their notes and publications about REITs; and finally, because research analysts publish their earnings estimates and consensus estimates for healthcare REITS only in terms of fully-diluted FFO per share and not in terms of net income or earnings per share. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

     However, FFO does not represent cash generated from operating activities determined in accordance with accounting principles generally accepted in the United States and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities as a measure of liquidity.

     The table below sets forth computations of FFO and FFO per share for the three months ended March 31, 2005 and 2004 and reconciles FFO to net income.

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2005	2004

Net income	$20,302	$13,660
Net gain on sales of real estate properties	(6,161)	0
Real estate depreciation and amortization	14,887	11,276

Total adjustments	8,726	11,276

Funds From Operations — Basic and Diluted	$29,028	$24,936

Funds From Operations Per Common Share – Basic	$0.63	$0.60

Funds From Operations Per Common Share – Diluted	$0.61	$0.58

Weighted Average Common Shares Outstanding – Basic	46,410,524	41,706,133

Weighted Average Common Shares Outstanding – Diluted	47,347,587	42,633,861

Results of Operations

First Quarter 2005 Compared to First Quarter 2004

     Net income for the quarter ended March 31, 2005 totaled $20.3 million, or $0.44 per basic common share ($0.43 per diluted common share), on total revenues from continuing operations of $71.1 million. This compares with net income of $13.7 million, or $0.33 per basic common share ($0.32 per diluted common share), on total revenues from continuing operations of $56.5 million for the quarter ended March 31, 2004.

     Total revenues from continuing operations for the quarter ended March 31, 2005 compared to the same period in 2004 increased $14.6 million or 25.9% due mainly to the acquisition of $299.0 million of real estate properties during 2004, the commencement of operations of two properties that were previously under construction, the acquisition of $50.4 million of mortgages notes receivable during the first quarter of 2005 and the improvement in revenues, resulting from increased census and reimbursement rates, of the senior living facilities consolidated as VIEs, offset partially by the repayment of $46.4 million of mortgages notes receivable during 2004.

     Total expenses for the quarter ended March 31, 2005 compared to the quarter ended March 31, 2004 increased $15.7 million or 35.2% mainly for the reasons discussed below:

     • Property operating expenses increased $9.1 million or 43.0% due mainly to the acquisition of $299.0 million of real estate properties during 2004, the increase in expenses related to the consolidation of the results of operations of the senior living facilities as VIEs, and the commencement of operations of two properties that were previously under construction.

     • Interest expense increased $3.0 million or 33.2% due mainly to the issuance in March 2004 of $300 million Senior Notes due 2014, offset by a reduction in interest expense due to the repayment in March 2004 of $20.3 million of the Senior Notes due 2006 and the repayment under the Unsecured Credit Facility due 2006 due to the issuance of the Senior Notes due 2014.

     • Depreciation and amortization expenses increased $3.8 million or 34.5% due mainly to the acquisition of $299.0 million of real estate properties during 2004 and the commencement of operations of two properties that were previously under construction.

Liquidity and Capital Resources

Debt Obligations

     As discussed in more detail in Note 3 to the Consolidated Financial Statements, the Company is committed to pay interest and outstanding principal balances on its notes and bonds payable as follows:

			Contractual
	Balance at	Maturity	Interest	Interest
(dollars in thousands)	3/31/05	Date	Rate at 3/31/05	Payments	Principal Payments

Unsecured Credit Facility due 2006	$6,000	10/06	LIBOR + 1.10%	Quarterly	At maturity (1)
Senior Notes due 2006	49,700	4/06	9.49%	Semi-Annual	$20.3 million in 2005 and $29.4 million in 2006
Senior Notes due 2011, net	307,387	5/11	8.125%	Semi-Annual	At maturity
Senior Notes due 2014, net	298,614	4/14	5.125%	Semi-Annual	At maturity
Mortgage notes payable	49,295	5/11-7/26	7.22%-8.50%	Monthly	Monthly or at maturity
Other note payable	583	7/05	7.53%	Semi-Annual	Semi-Annual
	$711,579

(1)	The Company pays a quarterly facility fee of 0.35% on the commitment that can change based on the Company’s credit rating.

     As of March 31, 2005, approximately 88% of the Company’s outstanding debt balances were due after 2009. The Company’s shareholders’ equity at March 31, 2005, totaled approximately $1.0 billion and its debt to total capitalization ratio, on a book basis, was approximately 0.42 to 1. For the three months ended March 31, 2005, the Company’s earnings covered fixed charges at a ratio of 1.82 to 1.00. At March 31, 2005, the Company had borrowing capacity, under its financial covenants, of $248.0 million under the Unsecured Credit Facility due 2006.

     The Company’s senior debt is rated Baa3, BBB-, and BBB by Moody’s Investors Service, Standard and Poor’s Investor Service, and Fitch Ratings, respectively.

     With the qualification that the financial statements are not audited, we believe we are in compliance with all debt covenants except for the requirement to deliver audited financial information. The Company is seeking a waiver from its lenders under its Unsecured Credit Facility due 2006 to waive the financial reporting requirements to November 30, 2005, which we expect to be approved by July 1, 2005.

     In 2001, the Company entered into interest rate swap agreements for notional amounts totaling $125.0 million to offset changes in the fair value of $125.0 million of the notes. The Company paid interest at the equivalent rate of 1.99% over six-month LIBOR. In March 2003, the Company terminated these interest rate swap agreements and entered into new swaps under terms identical to those of the 2001 swap agreements except that the equivalent rate was adjusted to 4.12% over six month LIBOR. The Company received cash equal to the fair value of the terminated swaps of $18.4 million. The fair value of the terminated swaps is combined with the principal balance of the Senior Notes due 2011 on the Company’s balance sheet. The fair value gain of $18.4 million is being amortized against interest expense over the remaining term of the notes offsetting the increase in the spread over LIBOR. At March 31, 2005, the aggregate fair value of the current hedge, $6.2 million, is combined with the principal balance of the Senior Notes due 2011 with an offsetting increase to other liabilities on the Company’s Consolidated Balance Sheet. The derivative instruments meet all requirements of a fair value hedge and have been accounted for using the “shortcut method” as set forth in Financial Accounting Standards Board Statement No. 133. As such, changes in fair value have had no impact on the Company’s Consolidated Income Statement.

Shelf Registration

     The Company may from time to time raise additional capital or make investments by issuing, in public or private transactions, its equity and debt securities, but the availability and terms of any such issuance will depend upon market and other conditions. Due to the Company's inability to file timely its Form 10-K for the year ended December 31, 2004 and its Form 10-Q for the period ended March 31, 2005, the Company will not be eligible to issue securities under a Form S-3 for twelve months after the Company is current on its filings with the Securities and Exchange Commission and will, therefore, not be able to issue securities under its existing shelf registration statements during that period of time. However, the Company may access the capital markets using other forms of registration statements.

Security Deposits and Letters of Credit

     As of March 31, 2005, the Company had approximately $4.3 million in letters of credit, security deposits, debt service reserves or capital replacement reserves for the benefit of the Company in the event the obligated lessee or operator fails to make payments under the terms of their respective lease or mortgage. Generally, the Company may, at its discretion and upon notification to the operator or tenant, draw upon these instruments if there are any defaults under the leases or mortgage notes.

Asset Acquisitions and Dispositions

     During the first quarter of 2005, the Company invested in three mortgages totaling $50.4 million. The mortgages are secured by two groups of skilled nursing facilities and a group of assisted living facilities. Also, during the first quarter of 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net proceeds to the Company totaling $58.9 million. These nine properties covered by the purchase options exercised by this operator comprised approximately $62.5 million ($59.2 million, net) of the Company’s real estate properties. The Company recognized a gain of approximately $6.1 million from the sale of these nine properties. Finally, the Company sold a comprehensive ambulatory care center in Florida for net proceeds totaling $4.8 million. The Company recognized an impairment charge due to the sale of approximately $25,000. The proceeds received by the Company from the property dispositions were used to fund the three mortgages.

New Investments

     The Company has entered into agreements to invest in approximately $11.1 million in new senior living assets during the second quarter of 2005. Closing of these transactions is subject to satisfaction of due diligence and other customary closing conditions.

Repurchase Options

     On January 18, 2005, a senior living operator repurchased nine of the ten properties it leased from the Company producing net sales proceeds to the Company totaling $58.9 million and repurchased the tenth property in May 2005 producing net sales proceeds to the Company totaling $12.1 million. The ten properties covered by the purchase options exercised by this operator comprise approximately $74.9 million ($61.2 million, net) of the Company’s real estate properties and accounted for approximately 3.6% of the Company’s revenues for the year ended December 31, 2004. The Company recognized a gain of $6.1 million from the sale of the nine properties in January 2005 and expects to recognize a gain of approximately $1.2 million from the sale of the tenth property in May 2005.

     On April 20, 2005, a second senior living operator repurchased five properties it leased from the Company producing net sales proceeds to the Company totaling $53.2 million. The five properties covered by the purchase options exercised by this operator comprise approximately $50.3 million ($42.1 million, net) of the Company’s real estate assets and accounted for approximately 2.5% of the Company’s revenues for the year ended December 31, 2004. The Company does not expect to recognize a significant gain from the sale of these properties.

     As of June 21, 2005, the Company had reinvested approximately $101.3 million of the proceeds from these repurchases, has agreements in place to invest an additional $11.1 million (subject to due diligence and satisfaction of customary conditions), and is continuing to pursue investment opportunities to deploy the remaining proceeds from these repurchases. The Company’s inability to immediately reinvest all of the sales proceeds will have the effect of reducing net income and funds from operations for 2005.

     The Company has real estate investments in properties totaling approximately $199.0 million, which contain options with various conditions, terms, timing, and duration to purchase that are currently exercisable by the respective operators or lessees. The Company has not received notice of exercise of any other significant repurchase options.

Construction in Progress

     As of March 31, 2005, the Company had a net investment of approximately $16.3 million in one build-to-suit development in progress, which has a total remaining funding commitment of approximately $5.5 million. The Company also has an investment of $6.4 million in a land parcel in Hawaii. The Company anticipates it will begin construction during 2005 on a medical office building on the land for an aggregate investment of approximately $47.0 million. The Company intends to fund these commitments with internally generated cash flows, proceeds from the Unsecured Credit Facility due 2006, proceeds from sales of real estate properties, proceeds from repayments of mortgage notes receivable, or proceeds from capital market financing.

Dividends

     On January 25, 2005, the Company’s Board of Directors declared an increase in its quarterly common stock dividend from $0.645 per share ($2.58 annualized) to $0.650 per share ($2.60 annualized) payable to stockholders of record on February 14, 2005. This dividend was paid on March 3, 2005. On April 26, 2005, the Company’s Board of Directors declared another increase in the quarterly common stock dividend to $0.655 per share ($2.62 annualized) payable to stockholders of record on May 16, 2005. This dividend is payable on June 2, 2005 and relates to the period January 1, 2005 through March 31, 2005.

While the Company has no present plans to change its quarterly common stock dividend policy, the dividend policy is reviewed each quarter by the Company’s Board of Directors.

Liquidity

     Under the terms of the Company’s master leases, the tenants are generally responsible for paying the operating expenses and taxes relating to the properties. Under the terms of the Company’s property operating financial support agreements, the sponsors are responsible for the Company’s return on investment, net of operating expenses and taxes. As a result of these arrangements, with limited exceptions not material to the Company’s overall performance, the Company does not believe any increases in property operating expenses or taxes would significantly impact the Company’s operating results during the respective terms of the agreements. After the term of the leases or financial support agreements, or in the event the financial obligations required by the financial support agreements are not met, the Company anticipates that any expenditures it might become responsible for in maintaining the properties will be funded by occupancy tenants, by cash from operations and, in the case of major expenditures, possibly by borrowings. To the extent that unanticipated expenditures or significant borrowings are required, the Company’s cash available for distribution and liquidity may be adversely affected.

     The Company plans to continue to meet its liquidity needs, including funding additional investments in 2005, paying quarterly dividends, and funding debt service, with cash flows from operations, with proceeds from the Unsecured Credit Facility due 2006, proceeds of mortgage notes receivable repayments, and sales of real estate investments or additional capital market financing. The Company believes that its liquidity and sources of capital are adequate to satisfy its cash requirements. The Company cannot, however, be certain that these sources of funds will be available at a time and upon terms acceptable to the Company in sufficient amounts to meet its liquidity needs.

Impact of Inflation

     Inflation has not significantly affected the Company’s earnings due to the moderate inflation rate in recent years and the fact that many of the Company’s leases and financial support arrangements require tenants and sponsors to pay all or some portion of the increases in operating expenses, thereby reducing the risk of any adverse effects of inflation to the Company. In addition, inflation will have the effect of increasing gross revenue the Company is to receive under the terms of certain leases and financial support arrangements. Leases and financial support arrangements vary in the remaining terms of obligations from one to 18 years, further reducing the risk of any adverse effects of inflation to the Company. Interest payable under the interest rate swaps and the unsecured credit facilities is calculated at a variable rate; therefore, the amount of interest payable under the swaps and this debt will be influenced by changes in short-term rates, which tend to be sensitive to inflation. Generally, changes in inflation and interest rates tend to move in the same direction. During periods when interest rate increases outpace inflation, our operating results should be negatively impacted. Likewise, when increases in inflation outpace increases in interest rates, our operating results should be positively impacted.

Off-Balance Sheet Arrangements

     The Company has no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources, but has consolidated variable interest entities, as discussed in more detail in Note 1 to the Consolidated Financial Statements.

Cautionary Language Regarding Forward Looking Statements

     This current report on Form 8-K and other materials the Company has filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by senior management of the Company, contain, or will contain, disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts and can be identified by the use of words such as

“may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “project,” “continue,” “should,” “anticipate” and other comparable terms. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of risks and uncertainties that could significantly affect the Company’s current plans and expectations and future financial condition and results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Shareholders and investors are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in the Company’s filings and reports. For a detailed discussion of the Company’s risk factors, please refer to the Company’s filings with the Securities and Exchange Commission, including the Risk Factors included in Exhibit 99.1 in this report on Form 8-K.

Item 3. Quantitative and Qualitative Disclosures about Market Risk

     During the three months ended March 31, 2005, there were no material changes in the quantitative and qualitative disclosures about market risks presented in Exhibit 99.1 of this report on Form 8-K.

Item 4. Controls and Procedures

See Item 9A. Controls and Procedures included in Exhibit 99.1 of this report on Form 8-K.

PART II — OTHER INFORMATION

Item 1. Legal Proceedings

     On October 9, 2003, HR Acquisition I Corporation (f/k/a Capstone Capital Corporation, “Capstone”), a wholly-owned affiliate of the Company, was served with the Third Amended Verified Complaint in a shareholder derivative suit which was originally filed on August 28, 2002 in the Jefferson County, Alabama Circuit Court by a shareholder of HealthSouth Corporation. The suit alleges that certain officers and directors of HealthSouth, who were also officers and directors of Capstone, sold real estate properties from HealthSouth to Capstone and then leased the properties back to HealthSouth at artificially high values, in violation of their fiduciary obligations to HealthSouth. The Company acquired Capstone in a merger transaction in October, 1998. None of the Capstone officers and directors remained in their positions following the Company’s acquisition of Capstone. The complaint seeks an accounting and disgorgement of monies obtained by the allegedly wrongful conduct and other unspecified damages. There is currently a stay on discovery in the case that is expected to be in effect through the resolution of the pending criminal proceedings against the former CEO of Healthsouth. The Company will defend itself vigorously and believes that the claims brought by the plaintiff are not meritorious.

     The Company is not aware of any other pending or threatened litigation that, if resolved against the Company, would have a material adverse effect on the Company’s financial condition or results of operations.